                                                                    Exhibit 99.1



                                                                            NEWS

                                                               REPUBLIC CONTACTS

                               Media Inquiries:      Will Flower  (954) 769-6392
                               Investor Inquiries:   Tod Holmes   (954) 769-2387
                                                     Ed Lang      (954) 769-3591

                            REPUBLIC SERVICES REPORTS
                                YEAR-END RESULTS

o   9% INCREASE IN COMPARABLE EARNINGS PER SHARE

o   COMPANY EXCEEDS FREE CASH FLOW TARGETS


FORT LAUDERDALE, FLA., JANUARY 29, 2001...Republic Services, Inc. (NYSE: RSG) today reported that for the three months ended December 31, 2000, net income was $56.5 million, or $0.33 per share. This represents an increase of 10% from $52.5 million, or $0.30 per share, for the comparable period last year. Revenue for the three months ended December 31, 2000, increased 6% to $529.1 million from $498.0 million for the same period in 1999. Operating income for the three months ended December 31, 2000, increased 3% to $108.9 million compared to $105.6 million for the same quarter last year.

For the year ended December 31, 2000, pro forma net income increased by 9% to $225.1 million, or $1.29 per share, from $206.8 million, or $1.18 per share, for 1999. Annual revenue for 2000 increased 13% to $2,103.3 million from $1,869.3 million during 1999. Pro forma operating income for the year ended December 31, 2000, increased 11% to $440.7 million compared to $397.5 million last year. Pro forma operating income for the year ended December 31, 2000, excludes a $6.7 million pre-tax charge for costs primarily relating to the early closure of a landfill in south Texas.

Commenting on the Company's performance, James E. O'Connor, Chief Executive Officer of Republic Services, said, "Republic exceeded the free cash flow target that was established for 2000. Our discipline in managing capital expenditures coupled with our focus on reducing days sales outstanding and improving internalization contributed to our strong cash flow. In addition, our cash flow benefited from our ability to continue to realize moderate price increases in collection operations. We believe that our ability to generate free cash flow is the best measurement of our financial performance."

Important highlights from Republic's year-end results include:

o Exceeding FREE CASH FLOW target: At the beginning of 2000, Republic Services established a goal of generating between $100 million to $120 million of free cash flow. For the year, Republic generated free cash flow of $123 million.

o Improving DAYS SALES OUTSTANDING (DSO): Republic exceeded its goal of reducing DSO from 45 days to 42 days. At year-end 2000, Republic's DSO stood at 41 days.

o Increasing INTERNALIZATION: Republic's internalization rate during the year improved by 400 basis points from 48 % to 52%.

o Controlling CAPITAL EXPENDITURES: Capital expenditures for the year of $267 million were within our targeted goal.

                            FISCAL YEAR 2001 OUTLOOK

o FREE CASH FLOW: The Company anticipates achieving $145 million in free cash flow during 2001 - an increase of 18%.

o EARNINGS PER SHARE: The Company anticipates increasing earnings per share to $1.36.

o INTERNAL GROWTH: The Company is targeting internal growth to be approximately 5%, with 2% from price increases and 3% from volume growth. The Company estimates 7% revenue growth in 2001 with approximately 5% from internal growth and 2% from acquisition rollover.

Republic Services, Inc. is a leading provider of solid waste collection, transfer and disposal services in the United States. The Company's operating units are focused on providing solid waste services for commercial, industrial, municipal and residential customers.

Certain statements and information included herein, including projections of future cash flow, net income, earnings per share, the existence of our ability to address fuel and labor cost issues, the continuation of inflationary pressure and our ability to achieve revenue growth, including pricing, volume and acquisition growth, in the future, constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied, in or by such forward-looking statements. Such factors include, among other things, whether the Company's estimates and underlying assumptions concerning its selected balance sheet accounts, closure and post-closure costs, available airspace, and projected costs and expenses related to the Company's landfills and property, plant and equipment and labor and fuel rates and inflationary trends turn out to be correct or appropriate, and various factors that will impact the actual business and financial performance of the Company such as competition in the solid waste industry; dependence on acquisitions for growth; the Company's ability to manage growth; compliance with and future changes in environmental regulations; the Company's ability to obtain approval from regulatory agencies in connection with expansions at the Company's landfills; the ability to obtain financing on acceptable terms to finance the Company's operations and growth strategy and for the Company to operate within the limitations imposed by financing arrangements; the ability of the Company to repurchase common stock at prices that are accretive to earnings per share; the Company's dependence on key personnel; general economic conditions, including but not limited to inflation and changes in fuel, labor and other variable costs that are generally not within the control of the Company; dependence on large, long-term collection contracts; risks associated with undisclosed liabilities of acquired businesses; risks associated with pending legal proceedings; and other factors contained in the Company's filings with the Securities and Exchange Commission.

                             REPUBLIC SERVICES, INC.
       PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In millions, except per share data)


                                                         Three Months Ended              Twelve Months Ended
                                                             December 31,                      December 31,
                                                      -------------------------       -----------------------------
                                                        2000             1999            2000              1999
                                                      ---------       ---------       -----------       -----------
Revenue                                               $   529.1       $   498.0       $   2,103.3       $   1,869.3

Expenses:
  Cost of operations                                      319.7           299.6           1,271.3           1,131.9
  Depreciation, amortization and depletion                 51.3            45.4             197.4             163.2
  Selling, general and administrative                      49.2            47.4             193.9             171.4
  AutoNation overhead charges                              --              --                --                 5.3
                                                      ---------       ---------       -----------       -----------

Operating income                                          108.9           105.6             440.7             397.5

Interest expense, net                                     (20.8)          (19.5)            (79.9)            (60.7)
Other income (expense), net                                 0.8            (0.7)              2.3              (0.5)
                                                      ---------       ---------       -----------       -----------

Income before income taxes                                 88.9            85.4             363.1             336.3

Provision for income taxes                                 32.4            32.9             138.0             129.5
                                                      ---------       ---------       -----------       -----------

Net income                                            $    56.5       $    52.5       $     225.1       $     206.8
                                                      =========       =========       ===========       ===========
Basic and diluted earnings per share                  $    0.33       $    0.30       $      1.29       $      1.18
                                                      =========       =========       ===========       ===========


Weighted average common shares                            173.1           175.5             175.0             175.7
                                                      =========       =========       ===========       ===========

Amortization of goodwill and other intangibles        $    10.6       $     9.0       $      40.4       $      32.9

EBITDA                                                $   160.2       $   151.0       $     638.1       $     560.7


Note: The Pro Forma Unaudited Condensed Consolidated Statements of Operations for the twelve months ended December 31, 2000, exclude a $6.7 million pre-tax charge related primarily to the early closure of a landfill in south Texas.
         The Pro Forma Unaudited Condensed Consolidated Statements of Operations for the three and twelve months ended December 31, 1999, exclude a $.5 million and $6.9 million, respectively, pre-tax charge resulting from the Company's separation from its former parent company, AutoNation, Inc. They also exclude a $2.9 million loss on the sale of the Company's operation in Costa Rica.
         Certain amounts in the fiscal 1999 financial statements, as previously reported, have been reclassified to conform to the fiscal 2000 presentation.

                             REPUBLIC SERVICES, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In millions, except per share data)

                                                         Three Months Ended              Twelve Months Ended
                                                             December 31,                      December 31,
                                                      -------------------------       -----------------------------
                                                        2000             1999            2000              1999
                                                      ---------       ---------       -----------       -----------
Revenue                                               $   529.1       $   498.0       $   2,103.3       $   1,869.3

Expenses:
  Cost of operations                                      319.7           299.6           1,271.3           1,131.9
  Depreciation, amortization and depletion                 51.3            45.4             197.4             163.2
  Selling, general and administrative                      49.2            47.4             193.9             171.4
  AutoNation overhead charges                                --              --                --               5.3
  Other charges                                              --             0.5               6.7               6.9
                                                      ---------       ---------       -----------       -----------

Operating income                                          108.9           105.1             434.0             390.6

Interest expense, net                                     (20.8)          (19.5)            (79.9)            (60.7)
Other income (expense), net                                 0.8            (3.6)              2.3              (3.4)
                                                      ---------       ---------       -----------       -----------

Income before income taxes                                 88.9            82.0             356.4             326.5

Provision for income taxes                                 32.4            31.6             135.4             125.7
                                                      ---------       ---------       -----------       -----------

Net income                                            $    56.5       $    50.4       $     221.0       $     200.8
                                                      =========       =========       ===========       ===========


Basic and diluted earnings per share                  $    0.33       $    0.29       $      1.26       $      1.14
                                                      =========       =========       ===========       ===========

Weighted average common shares                            173.1           175.5             175.0             175.7
                                                      =========       =========       ===========       ===========



                             REPUBLIC SERVICES, INC.
                  SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION

         The following information should be read in conjunction with the Company's audited Consolidated Financial Statements and notes thereto appearing in the Company's Form 10-K as of and for the year ended December 31, 1999. It should also be read in conjunction with the Company's Unaudited Condensed Consolidated Financial Statements and notes thereto appearing in the Company's Form 10-Q as of and for the three and nine months ended September 30, 2000.

CASH FLOW

         The following table reflects certain components of the Company's consolidated statements of cash flows for the three and twelve months ended December 31, 2000 and 1999 (in millions):


                                                          Three months ended              Twelve months ended
                                                              December 31,                    December 31,
                                                        ------------------------        -----------------------
                                                           2000           1999            2000           1999
                                                        -----------     --------        --------       --------
Depreciation, amortization and
   depletion of property and equipment                  $      40.7     $   36.4        $  157.0       $  130.3

                                                        $      10.6     $    9.0        $   40.4       $   32.9
Amortization of intangible assets
                                                        $     (60.2)    $  (40.3)       $ (208.0)      $ (258.4)
Capital expenditures

         The Company defines free cash flow as net income plus depreciation, amortization and depletion less capital expenditures plus net changes in assets and liabilities resulting from operating activities. The Company's goal for fiscal 2000 was to generate free cash flow of $100.0 million to $120.0 million.

         During December 1999, the Company entered into a $100.0 million operating lease facility established to finance the acquisition of operating equipment (primarily revenue-producing vehicles). At December 31, 2000, $89.4 million was outstanding under the lease facility, of which $17.2 and $59.2 million were added during the three and twelve months ended December 31, 2000, respectively.

         Capital expenditures include $.5 million and $1.1 million of capitalized interest for the three months ended December 31, 2000 and 1999, respectively, and $2.9 million and $5.6 million of capitalized interest for the twelve months ended December 31, 2000 and 1999, respectively.

         As of December 31, 2000, accounts receivable were $241.3 million, net of allowance for doubtful accounts of $13.2 million, resulting in days sales outstanding of approximately 41 days (or 30 days net of deferred revenue).

STOCK REPURCHASE PROGRAM

         In July 2000, the Company announced that its Board of Directors authorized the repurchase of up to $50.0 million of its common stock. In October 2000, the Company announced that its Board of Directors authorized the repurchase of up to an additional $100.0 million of its common stock. As of December 31, 2000, the Company paid $50.9 million to repurchase 3,644,000 shares of its stock. As of January 29, 2001, the Company had $99.1 million remaining under the repurchase programs to fund stock repurchases.

REVENUE

         The following table reflects total revenue of the Company by revenue source for the three and twelve months ended December 31, 2000 and 1999 (in millions):


                                           Three months ended                       Twelve months ended
                                              December 31,                              December 31,
                                        --------------------------            -------------------------------
                                         2000               1999                 2000                 1999
                                        ------             -------            ---------             ---------
        Collection:
           Residential                  $113.9             $  98.9            $   428.8             $   373.2
           Commercial                    163.3               148.4                627.9                 548.4
           Industrial                    120.8               117.0                486.4                 432.8
        Other                             10.1                13.7                 55.1                  50.0
                                        ------             -------            ---------             ---------
           Total collection              408.1               378.0              1,598.2               1,404.4
                                        ------             -------            ---------             ---------

         Transfer and disposal           147.7               132.3                591.5                 471.8
        Less: Intercompany               (62.1)              (47.7)              (238.5)               (160.2)
                                        ------             -------            ---------             ---------
           Transfer and
             disposal, net                85.6                84.6                353.0                 311.6

        Other                             35.4                35.4                152.1                 153.3
                                        ------             -------            ---------             ---------
           Total revenue                $529.1             $ 498.0            $ 2,103.3             $ 1,869.3
                                        ======             =======            =========             =========


         The following table reflects the Company's revenue growth for the three and twelve months ended December 31, 2000 and 1999 from the comparable period in the previous year:


                                  Three months ended                       Twelve months ended
                                     December 31,                              December 31,
                               -----------------------                  -------------------------
                               2000               1999                  2000                 1999
                               ----               ----                  ----                 ----
Price                           2.3%               2.5%                  2.5%                 2.3%
Volume                           .5                5.3                   3.5                  5.8
                               ----               ----                  ----                 ----
  Total internal growth         2.8                7.8                   6.0                  8.1

Acquisitions                    3.4               23.9                   6.5                 27.9
                               ----               ----                  ----                 ----

  Total revenue growth          6.2%              31.7%                 12.5%                36.0%
                               ====               ====                  ====                 ====


         Volume growth for the three and twelve months ended December 31, 2000 was impacted by non-core operations. Excluding the effect of these non-core operations, volume growth was 1.4% and 5.0%, respectively.

INCOME TAXES

         Income taxes are provided based upon the Company's anticipated annual effective income tax rate. During the three months ended December 31, 2000, the Company lowered its anticipated annual effective tax rate for fiscal 2000 from 38.5% to 38.0%. The annual impact of this adjustment was recorded in the Company's provision for income taxes for the three months ended December 31, 2000.